Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Xos, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	33,199,327(1)	$1.45(2)	$48,139,024	0.0000927	$4,463
	Total Offering Amounts					$48,139,024		$4,463
	Total Fee Offsets							—
	Net Fee Due							$4,463

(1)    Represents 33,199,327 shares of the registrant’s common stock registered for resale by the selling securityholder named in this registration statement, consisting of 33,199,327 shares of common stock issuable to YA II PN, Ltd. upon conversion of the Convertible Debentures (as defined in the registration statement). Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)    This estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock on September 6, 2022, as reported on the Nasdaq Global Market.